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                                                                    Exhibit 5.1
                                  [LETTERHEAD]

September 23, 1999



Cypros Pharmaceutical Corporation
2714 Loker Avenue West
Carlsbad, CA 92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cypros Pharmaceutical Corporation (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register up to 10,783,770 shares of the Company's Common Stock and up to 2,134,534 shares of the Company's Preferred Stock (together, the "Shares").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus/Joint Proxy Statement, the Agreement and Plan of Reorganization dated August 4, 1999 (the "Merger Agreement"), the Company's Restated Articles of Incorporation, as amended, the Company's Restated Bylaws, as amended, the form of Amended and Restated Articles of Incorporation (the "Amended Articles") that has been approved by the Board of Directors and will be voted upon by the Company's shareholders at the special meeting to approve the merger as contemplated in the Merger Agreement, and the originals or copies, certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, assuming that prior to the issuance of the Shares (i) the shareholders of the Company approve the Merger Agreement and the transactions contemplated thereby (including the issuance of the Shares to the stockholders of RiboGene, Inc. in the transaction) and approve the Amended Articles, and (ii) the Amended Articles are accepted for filing by the California Secretary of State, the Shares, when issued in accordance with the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus/Joint Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ M. Wainwright Fishburn

M. Wainwright Fishburn